UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 26, 2007

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

225 South Main Avenue, Sioux Falls, SD		57104
(Address of principal executive office)		(ZIP Code)

(605)   333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2007, the Board of Directors of HF Financial Corp., a Delaware corporation (the “Company”), established an annual retainer of $20,000 to be paid to non-employee directors of the Company for the fiscal year ending June 30, 2008, and further established that the annual retainer to be paid in subsequent years would be adjusted by the increase, if any, in the Consumer Price Index for North Central Urban Consumers as of the twelve month period ending the April 30 preceding the Company’s fiscal year end to adjust the annual retainer for the fiscal year beginning the following July 1.  The annual retainer will continue to be paid to non-employee directors of the Company in restricted stock of the Company; provided, however, that because the Company’s 1996 Director Restricted Stock Plan (the “Director Plan”) will terminate on July 1, 2007, such restricted stock will be paid from the Company’s 2002 Stock Option and Incentive Plan, as amended.  The amount of restricted stock to be awarded is determined by dividing the annual retainer by the fair market value of one share of common stock of the Company on the date of award.

Previously, the annual retainer for non-employee directors of the Company was determined in accordance with the provisions of the Director Plan, which stated that the annual retainer for the fiscal year ended June 30, 1997 was $13,000, and further stated that annual retainers for subsequent years would be adjusted by the increase, if any, in the Consumer Price Index for North Central Urban Consumers as of the twelve month period ending the April 30 preceding the Company’s fiscal year end to adjust the annual retainer for the fiscal year beginning the following July 1.  The annual retainer for the fiscal year ending June 30, 2007, was $16,416.

All other components of the non-employee directors’ compensation remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HF Financial Corp.
(Registrant)

Date:	May 2, 2007	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President
And Chief Executive Officer
(Duly Authorized Officer)

Date:	May 2, 2007	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)